Exhibit 3.2

Electronic Articles of Organization For Florida Limited Liability Company	L06000072463 FILED 8:00 AM July 21, 2006 Sec. Of State mthomas

Article I
The name of the Limited Liability Company is:
E360 LLC
Article II
The street address of the principal office of the Limited Liability Company is:

2000 UNIVERSAL STUDIOS STE 101
ORLANDO, FL. 32819

The mailing address of the Limited Liability Company is:

2000 UNIVERSAL STUDIOS STE 101
ORLANDO, FL. 32819

Article III
 The purpose for which this Limited Liability Company is organized is:

ANY AND ALL LAWFUL BUSINESS.

Article IV
The name and Florida street address of the registered agent is:
REGINA SPIO
2000 UNIVERSAL STUDIOS STE 101
ORLANDO, FL. 32819

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

Registered Agent Signature: REGINA SPIO